EXHIBIT 4.19
------------
(Arvida II)

                              ASSIGNMENT

     THIS ASSIGNMENT (this "Assignment") is dated for identification purposes as of December 31, 1997 (the "Effective Date") by ARVIDA/JMB PARTNERS, L.P. - II, a Delaware limited partnership ("Borrower"), in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, as successor by merger to Bank of America Illinois, formerly known as Continental Bank, N.A. and Continental Bank (the "Bank").


                               RECITALS
                               --------

     As of June 23, 1992, the Bank extended certain loans (the "Credit Facilities") to Borrower which were secured by liens on certain real and personal property of Borrower. Borrower has defaulted on its obligations under the Credit Facilities. As of the Effective Date hereof, Borrower is indebted to the Bank in an amount approximately equal to SEVENTY-FIVE MILLION, SIX HUNDRED TWENTY-FOUR THOUSAND, ONE HUNDRED THIRTY-TWO
AND
12/100 DOLLARS ($75,624,132.12), including unpaid principal and interest accrued thereon, plus any and all fees and expenses owed to the Bank in connection with the Credit Facilities (collectively, "Borrower's Outstanding Debt").

     Concurrently herewith, the Bank and Borrower have entered into a Settlement and Release Agreement (the "Settlement Agreement") providing for forgiveness of the Borrower's Outstanding Debt upon satisfaction of certain conditions precedent, including, but not limited to, assignment to the Bank of all of Borrower's right, title and interest in and to (i) any proceeds of a claim filed by Borrower in that certain Chapter 11 bankruptcy proceeding entitled IN RE LANDMARK LAND COMPANY OF FLORIDA INC. (Civil Action No. 2:91-3291-1/5291-1), currently pending in the U.S. District Court for South Carolina (Charleston Div.) sitting in bankruptcy (the "PALM BEACH CLAIM"), and (ii) all other remaining assets of Borrower ("BORROWER'S ASSETS"). Borrower's obligation to assign Borrower's Assets to the Bank is subject to Borrower's right to retain certain assets (the "EXCLUDED ASSETS") as more particularly set forth herein.

     A. Pursuant to the Settlement Agreement, Borrower hereby desires to assign the proceeds of the Palm Beach Claim and Borrower's Assets (other than the Excluded Assets) to the Bank, and the Bank hereby desires to accept such assignment of the proceeds of the Palm Beach Claim and Borrower's Assets (other than the Excluded Assets), on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and conditions contained herein, and other good and valuable consideration, including the Bank's forgiveness of Borrower's Outstanding Debt, the parties hereby agree as follows:

     1.    ASSIGNMENT OF BORROWER'S ASSETS.

           (a) As of the Effective Date, Borrower hereby absolutely assigns, conveys and transfers to the Bank, and the Bank hereby accepts from Borrower, all of Borrower's right, title and interest in and to Borrower's Assets, other than the "Excluded Assets" (as defined in SECTION 1(b) below), including, but not limited to, Borrower's right, title and interest in and to the proceeds of any judgment (including interest thereon) awarded to Borrower in the Palm Beach Claim and all other assets listed on SCHEDULE "1" attached hereto (hereinafter, the "ASSIGNED ASSETS").



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           (b)   The Bank and Borrower hereby acknowledge and agree that
the Assigned Assets do not include the "EXCLUDED ASSETS" listed on SCHEDULE "2" attached hereto. Borrower shall be entitled to retain all of its right, title and interest in and to the Excluded Assets in order to fund Borrower's dissolution expenses as well as Borrower's expenses related to defending that certain litigation filed against Borrower and other related Arvida/JMB companies entitled LAND INVESTMENT I, LTD. ET. AL. V. ARVIDA/JMB MANAGERS-II, INC. (Fla. Cir. Ct., Seminole County, Case No: 96-0062-CA-15-
B)(the "HEATHROW LITIGATION"), provided however, that if any portion of such Excluded Assets (the "Surplus Assets") shall remain as an asset of Borrower after payment of all expenses relating to, or arising out of the dissolution and winding up of the affairs of the Borrower's partnership, including but not limited to any expenses or liabilities arising from the Heathrow Litigation, such Surplus Assets shall be assigned to the Bank as further consideration for the Bank's forgiveness of Borrower's Outstanding Debt.

     2.    THE PALM BEACH CLAIM.

           (a) In connection with Borrower's assignment of the proceeds from the Palm Beach Claim set forth in SECTION 1(a) above, Borrower agrees to continue to prosecute the Palm Beach Claim on behalf of the Bank until such time as a "Final Judgment" (as defined below) is entered in the Palm Beach Claim, except as hereinafter provided. In the event that Borrower desires to enter into a proposed settlement of the Palm Beach Claim prior to Final Judgement, Borrower shall present the terms of any proposed settlement to the Bank and Bank shall have a period of thirty (30) days after receipt of written notice of such proposed settlement terms to disapprove the settlement. If the Bank fails to notify Borrower by the end of such thirty (30) day period of its approval or disapproval of any such settlement, the Bank shall be deemed to have approved such settlement. If the Bank does so notify Borrower of its disapproval of the settlement within such thirty day (30) period, Borrower may then assign the Palm Beach Claim directly to the Bank, and the Bank shall assume such claim, in which case Borrower shall have no further obligation to prosecute the Palm Beach Claim on behalf of the Bank. Furthermore, in the event that the Palm Beach Claim is so assigned to the Bank, the Bank shall indemnify Borrower from any liability to pay (i) the opposing party's attorneys fees and expenses which may be assessed against Borrower, and (ii) any further liability to Borrower's Litigation Counsel for any fees and expenses incurred in connection with the Palm Beach Claim after the date on which the Bank so assumes the Palm Beach Claim. For purposes of this Assignment, "Final Judgment" shall be defined as the point at which judgment has been entered by the court on all claims filed by Borrower in the matter, and any applicable period for filing an appeal of such judgment has subsequently expired.

           (b) Borrower hereby discloses to the Bank that Borrower has entered into a contingent attorneys' fee arrangement with its attorneys in the Palm Beach Claim, Bienstock and Clark of Miami, Florida, and Levy and Goodwin of Columbia, South Carolina (collectively, "Borrower's Litigation Counsel"). A copy of the Attorneys' Fee Agreement dated September 17, 1993 between Borrower and Borrower's Litigation Counsel is attached hereto as ATTACHMENT "A." Pursuant to the Attorneys' Fee Agreement, Borrower's Litigation Counsel are entitled to payment of their professional fees and expenses from the proceeds of any judgment awarded to Borrower in connection with the Palm Beach Claim. The Bank hereby acknowledges and agrees that Borrower's assignment of the proceeds of the Palm Beach Claim is subject to the terms of the Attorneys' Fee Agreement. Therefore, Bank acknowledges that the rights of Borrower's Litigation Counsel have priority over the Bank's right, title and interest in the proceeds of the Palm Beach Claim. Notwithstanding the foregoing, Bank shall not be obligated to pay any fees and expenses of Borrower's Litigation Counsel except as specifically set forth in the Attorneys' Fee Agreement or as otherwise provided in SECTION 2(a) above.



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           (c)   Borrower and the Bank agree that the assignments set
forth herein shall not include an assignment of the Attorneys' Fee Agreement to the Bank. No attorney-client relationship exists, nor shall be deemed to be created, between Borrower's Litigation Counsel and the Bank.

     3. POWER OF ATTORNEY. As of the Effective Date hereof, Borrower hereby irrevocably constitutes and appoints the Bank as Borrower's true and lawful attorney, with full power of substitution, in Borrower's name and stead, but on behalf and for the benefit of the Bank, to prosecute from time to time in its name or otherwise, any and all proceedings at law, in equity or otherwise which the Bank may deem proper for the collection and enforcement of any claim or right of any kind hereby assigned, granted, transferred or set over.

     4. FURTHER ASSURANCES. Borrower will, whenever and as often as it shall be requested to do so by the Bank, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further assignments and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Assignment.

     5.    REPRESENTATIONS AND WARRANTIES OF BORROWER.

           (a) Borrower hereby represents and warrants to the Bank that the Excluded Assets and the Assigned Assets (including Borrower's right, title and interest in the Palm Beach Claim) constitute all of Borrower's Assets as of the Effective Date hereof, whether Borrower's right, title and interest in and to such assets is contingent as of the Effective Date or not.

           (b) Except as otherwise indicated on Schedule "1" attached hereto, Borrower is the sole owner and holder of all right, title and interest in the Assigned Assets and has the full right, power and authority to assign the Assigned Assets and the Palm Beach Claim to the Bank.

     6. BINDING EFFECT. This Assignment shall be binding upon and inure to the benefit of the Bank and Borrower and their respective successors and assigns.

     7.    EXCULPATION.  This Assignment is subject to the provisions of
Section 9.29 of the Forbearance Agreements, which are incorporated by reference herein.

     8. COUNTERPARTS. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9. GOVERNING LAW. The validity, interpretation, enforceability, and performance of this Assignment shall be governed by and construed in accordance with the law of the State of Illinois, without reference to its conflicts of law rules.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their respective signatures below.


                            BORROWER:

Executed this _____ day of       ARVIDA/JMB PARTNERS, L.P. -II, a
February, 1998                   Delaware limited partnership

                            By:  Arvida/JMB Managers II, Inc., a
                                 Delaware corporation,
                                 its General Partner

                            By:  ______________________________
                                 Name:_________________________
                                 Title:________________________


                            BANK:

Executed this _____ day of  BANK OF AMERICA NATIONAL TRUST
February, 1998              AND SAVINGS ASSOCIATION, a national
                            banking association, as successor by merger to Bank of America Illinois, in its capacity as Managing Co-Agent

                            By:  ______________________________
                                 Name:_________________________
                                 Title:________________________


Executed this _____ day of  BANK OF AMERICA NATIONAL TRUST
February, 1998              AND SAVINGS ASSOCIATION, a national
                            banking association, as successor by
                            merger to Bank of America Illinois,
                            in all capacities hereunder other than
                            as Managing Co-Agent

                            By:  ______________________________
                                 Name:_________________________
                                 Title:________________________


                            BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION, a national
                            banking association

                            By:  ______________________________
                                 Name:_________________________
                                 Title:________________________

                             SCHEDULE "1"

                            Assigned Assets
                            ---------------


1.   Cash and cash equivalents                    $497,773.54 (a)

2.   Proceeds of the Palm Beach Claim             Amount Unspecified(b)

3.   Collateral for open claims under worker's
     compensation insurance (held in trust by
     LaSalle National Bank for the benefit
     of Home Insurance Co.)                       $ 95,455.00

4.   Accounts Receivable from Santa Margarita
     Water District                               $618,397.00(c)

5.   Accounts Receivable from Heathrow Golf
     and Country Club                             $ 45,261.53(d)

6.   Proceeds from sale of Eagle Watch Lot        $ 13,977.30(e)

7.   Home Buyers Warranty Program Deposit         $ 10,000.00

--------------------

(a) Cash on deposit with Bank of America in Account #71-11185, plus any other cash or cash equivalent belonging to the Borrower whether held by the Bank or otherwise, less disbursement to Borrower of $474,450.00.

(b) Borrower makes no representation regarding the amount of the proceeds which the Bank is likely to recover, and shall have no liability to the Bank if the amount of proceeds so recovered does not equal this estimated amount. Moreover, Borrower's interest in such proceeds remains subject to the Attorneys' Fee Agreement attached hereto as Attachment "A" which provides that Borrower's Litigation Counsel shall be entitled to 50% of any judgment awarded in the matter (less the amount of any fees or expenses previously paid to Borrower's Litigation Counsel by either Borrower or the
Bank).

(c) These accounts receivable may be subject to that certain Compromise Settlement and Mutual Release Agreement by and between Borrower and Santa Margarita Water District. The Bank has been provided a copy of such Compromise Settlement and Mutual Release Agreement and is fully aware of its terms.

(d) Accounts Receivables over 18 months old. These accounts have been placed with Windham Associates collection agency, which will retain 50% of any amounts recovered.

(e) Purchase Price of $14,000 less recording fees and transfer taxes. In the event that this amount is paid over to the Bank as a principal reduction payment after the Effective Date hereof, the Bank shall reduce the amount of Borrower's Outstanding Debt to be forgiven by a corresponding amount.

                             SCHEDULE "2"

                            Excluded Assets
                            ---------------


A.   Cash reserves disbursed by the Bank     $474,050.00
     (Account # 71-11185)

B. Cash collateral, plus interest thereon, $ 96,596.00 held by the Bank related to certain performance bonds
     (Account # 12-18433)

C.   Insurance claim against Awkright        $283,864.04
     Insurance Company related to
     Heathrow Shops




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                            ATTACHMENT "A"

                       Attorneys' Fee Agreement
                       -------------------------